Exhibit 3.1

THIRD AMENDED AND RESTATED
 CERTIFICATE OF INCORPORATION
 OF
 BARNES GROUP INC.

FIRST: The name of this corporation (the “Corporation”) shall be Barnes Group Inc.

SECOND: Its registered office in the State of Delaware is to be located at Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, United States, and the name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of stock which this Corporation is authorized to issue is 1,000. All such shares are of one class and are shares of common stock with the par value of $0.01 per share.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

SIXTH: Director Liability.

(a)          A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of this Article SIXTH, Section (a) shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

(b)          The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, as the same exist or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as a director, officer, employee or agent, against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, employee benefit excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Covered Person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this Article SIXTH, the Corporation shall indemnify any such Covered Person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Covered Person only if such Proceeding (or part thereof) was authorized by the Board of Directors.

(c)          The right to indemnification conferred in this Article SIXTH shall include the right to be paid by the Corporation the expenses incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, if the DGCL requires, payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including without limitation service to any employee benefit plan) in advance of the final disposition of the Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the Covered Person, to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article SIXTH or otherwise.

(d)          If a claim for indemnification (following the final disposition of such action, suit or Proceeding) or advancement of expenses under this Article SIXTH is not paid in full by the Corporation within sixty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person at any time thereafter bring suit against the Corporation to recover the unpaid amount of such claim and, if successful in whole or in part, such Covered Person shall be entitled to be paid the expenses of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that such Covered Person has failed to meet a standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the Covered Person for the amount claimed. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because he or she has met such standard of conduct, nor an actual determination by the Corporation (including the Board, independent legal counsel, or its stockholders) that the claimant has not met such standard of conduct, shall be a defense to the action or create a presumption that the claimant has failed to meet such standard of conduct.

(e)          The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred on any Covered Person by this Article SIXTH shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(f)          The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.